Exhibit 23.3

Consent of Independent Auditor

We have issued our report dated July 26, 2018, with respect to the consolidated financial statements of Alithya Group Inc. contained in the final prospectus/proxy statement, filed on September 28, 2018, relating to the Registration Statement on Form F-4 (File No. 333-227310), which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned report(s) in this Registration Statement on Form S-8.

/s/ Raymond Chabot Grant Thornton LLP

Chartered Professional Accountants

Montréal, Québec

Canada

November 20, 2018